Exhibit 4.3

LTC PROPERTIES, INC.

THE 2021 EQUITY PARTICIPATION PLAN

OF

LTC PROPERTIES, INC.

LTC Properties, Inc., a Maryland corporation (“Company”), previously adopted The 2015 Equity Participation Plan of LTC Properties, Inc. (the “2015 Plan”), effective June 3, 2015, for the benefit of its eligible employees, consultants and directors. The Company now desires to adopt a new plan, The 2021 Equity Participation Plan of LTC Properties, Inc. (the “Plan”). The Plan was approved and adopted by the Board on March 29, 2021 and was approved by the stockholders of the Company on May 26, 2021, which shall be the effective date of the Plan (the “Effective Date”).

Upon the Effective Date, no further awards will be granted under the 2015 Plan or any prior plan. All outstanding awards granted under the 2015 Plan or any prior plans shall remain subject to the terms of the 2015 Plan or such prior plan.

The purposes of the Plan are as follows:

(1)       To provide an additional incentive for Non-employee Directors, key Employees and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success;

(2)       To enable the Company to obtain and retain the services of Non-employee Directors, key Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will impact the growth, development and financial success of the Company; and

(3)       To encourage participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and align the economic interests of the participants with those of the stockholders.

ARTICLE I

DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

“Administrator” shall mean the party that conducts the general administration of the Plan as provided in Article XI. With reference to the administration of the Plan with respect to Awards granted to Non-employee Directors, the term “Administrator” shall refer to the Board. With reference to the administration of the Plan with respect to any other Award, the term “Administrator” shall refer to the Committee, unless the Board has assumed the authority for administration of the Plan generally as provided in Section 11.2.

“Award” shall mean an Option, Restricted Stock, Restricted Stock Unit, a Performance Award, Dividend Equivalents, Stock Payment or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

“Award Agreement” shall mean a written agreement executed by an authorized director or officer of the Company and the Holder which contains such terms and conditions with respect to an Award as the Administrator or Committee shall determine, consistent with the Plan, provided, however, the Administrator may establish rules permitting the Award Agreement to be in electronic form and, to the extent permitted under applicable law, be deemed accepted if not rejected by affirmative action of the Holder within a reasonable period following written or electronic notice to the Holder of the Award.

“Board” shall mean the Board of Directors of the Company.

“Cause” unless otherwise defined in an individual’s employment agreement (or, as applicable, Non-employee Directorship agreement or consultancy agreement) shall mean a Separation From Service if, and only if, it is based upon (i) conviction of a felony; or (ii) material disloyalty to the Company or its Subsidiaries such as embezzlement, misappropriation of corporate assets; or (iii) breach of an agreement not to engage in business for another enterprise of the type engaged in by the Company or its Subsidiaries, except where expressly permitted under such agreement; or (iv) the engaging in intentional behavior which results in material financial or reputational harm to the Company or its Subsidiaries, directors or stockholders; or (v) a material breach of an employment (or other similar consultancy or directorship) agreement which causes material and demonstrable harm to the Company or its Subsidiaries.

“Change in Control” shall mean, unless otherwise defined in an Award Agreement, a change in ownership or control of the Company effected through any of the following transactions:

(a)       any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing thirty percent (30%) or more of the total combined voting power of the Company’s then outstanding securities; or

(b)       the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty six and two-thirds percent (66-2/3%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person, directly or indirectly, becomes the beneficial owner of securities representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(c)       the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, or

(d)       a majority of members of the Board of Directors of the Company cease to be Continuing Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 11.1.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean LTC Properties, Inc., a Maryland corporation.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date the Plan was approved, or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Transaction” shall mean any of the following stockholder-approved transactions to which the Company is a party:

(a)       a merger, consolidation or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon the Plan and all Awards are assumed by the successor entity;

(b)       the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (a), above; or

(c)       any reverse merger in which the Company is the surviving entity but in which securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately prior to such merger.

“Coupled Stock Appreciation Right” shall mean an Award granted under Section 10.2 of the Plan.

“CSAR” shall mean a Coupled Stock Appreciation Right.

“Director” shall mean a member of the Board.

“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 9.3 of the Plan.

“Effective Date” shall have the meaning provided in the preamble to the Plan set forth above.

“Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a Restricted Stock Unit or share of Common Stock as of a given date shall be (i) the last reported sales price of a share of Common Stock on the principal exchange or trading market on which shares of Common Stock are then listed or trading, if any, on the date of grant, or if shares were not traded on the date of grant, then on the next preceding date on which a trade occurred, or (ii) if Common Stock is not listed on an exchange and not quoted on any trading market, the Fair Market Value of a share of Common Stock as established by the Administrator acting in good faith through the reasonable application of a reasonable valuation method that complies with Sections 409A and 422 of the Code.

“Good Reason” shall have the meaning defined in an individual’s employment agreement (or as applicable, Non-employee Directorship agreement or consultancy agreement). If an individual is not subject to an employment agreement (or as applicable, a Non-employee Directorship agreement or consultancy agreement) or such agreement does not define “Good Reason,” then a Separation From Service for Good Reason shall not exist for such individual.

“Grantee” shall mean an Employee, Non-employee Director or consultant granted an Award under the Plan.

“Holder” shall mean a person who has been granted or awarded an Award.

“Incentive Stock Option” shall mean an Option that is designated as an Incentive Stock Option by the Committee to the extent such Option complies with the applicable provisions of Section 422 of the Code.

“Independent Stock Appreciation Right” shall mean an Award granted under Section 10.3 of the Plan.

“ISAR” shall mean an Independent Stock Appreciation Right.

“Non-employee Director” shall mean a member of the Board who is not an Employee.

“Non-Qualified Stock Option” shall mean an Option that is not designated as an Incentive Stock Option by the Committee, or an Option that is designated as an Incentive Stock Option to the extent such Option does not comply with the provisions of Section 422 of the Code.

“Option” shall mean an Award granted under Article IV of the Plan. An Option granted under the Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-employee Directors and consultants shall be Non-Qualified Stock Options.

“Optionee” shall mean an Employee, consultant or Non-employee Director granted an Option under the Plan.

“Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 9.2 of the Plan.

“Performance Goals” shall mean the one or more goals for the performance period established by the Committee.

“Plan” shall mean The 2021 Equity Participation Plan of LTC Properties, Inc., as set forth herein and as amended from time to time.

“Restricted Stock” shall mean Common Stock awarded under Article VII of the Plan.

“Restricted Stockholder” shall mean an Employee, Non-employee Director or consultant granted an Award of Restricted Stock under Article VII of the Plan.

“Restricted Stock Unit” means an Award granted under Article VIII that is valued by reference to a share of Common Stock, which value may be paid to the Participant in shares or cash, or a combination of both, as determined by the Administrator in its sole discretion upon the satisfaction of vesting restrictions as the Administrator may establish.

“Rule 16b-3” shall mean Rule 16b-3 under the Exchange Act, amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Separation From Service” shall mean, with respect to any Award that constitutes nonqualified deferred compensation within the meaning of Treasury Regulation Section 1.409A-1(b), (i) with respect to an Employee, the termination of the Employee’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1); (ii) with respect to a consultant of the Company or any Subsidiary, the expiration of his or her contract or contracts under which services are performed that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(2); or (iii) with respect to a Non-employee Director, the date on which such Non-employee Director ceases to be a member of the Board for any reason.

“Stock Appreciation Right” shall mean an Award granted under Article X of the Plan.

“Stock Payment” shall mean an Award granted under Section 9.4 of the Plan.

“Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Substitute Awards” shall mean Awards granted or shares issued by the Company in assumption or conversion of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines. Substitute Awards may reflect the original terms of the awards being assumed, converted, substituted or exchanged, and need not comply with other specific terms of the Plan, and may account for shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the applicable combination transaction.

ARTICLE II

SHARES SUBJECT TO PLAN AND OTHER LIMITATIONS

2.1       Aggregate Limit on Shares Subject to Plan and Individual Award Limits. The shares of stock subject to Awards shall be Common Stock. As of the effective date of the Plan a total of 1,900,000 shares of Common Stock shall be authorized and available for Awards granted under the Plan1, less one share for every one share that was subject to an award granted under the 2015 Plan after December 31, 2020 and prior to the Effective Date. Subject to the share counting rules in this Article II, each share that is subject to an Award granted under the Plan shall be counted against this limit as one share. Immediately upon the approval of this Plan by the Company’s stockholders, no further grants will be permitted under the 2015 Plan. The aggregate number of shares of Common Stock described above are subject to adjustment as provided in Section 12.3(a). Such Common Stock shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued shares of Common Stock, and from Common Stock which have been reacquired by the Company.

2.2       Share Counting. For purposes of determining the limits described in this Plan, in particular Section 2.1, the Common Stock covered by an Award shall not be counted as issued unless and until actually delivered to a Holder. If any Common Stock covered by an Award (or, after December 31, 2020, and award granted under the 2015 Plan) are not purchased or are forfeited or reacquired by the Company prior to vesting, or if an Award (or, after December 31, 2020, and award granted under the 2015 Plan) terminates, or is cancelled without the delivery of any shares of Common Stock, such Common Stock shall be added back to the limits described in this Plan and are again available for Awards from the Plan. In addition, the following principles shall apply in determining the number of shares of Common Stock under any applicable limit:

(a)       Common Stock tendered or attested to in payment of the Exercise Price or withheld upon a net exercise of an Option shall not be added back to the applicable limit;

(b)       Common Stock withheld by the Company to satisfy the tax withholding obligation shall not be added back to the applicable limit;

(c)       Common Stock that are reacquired by the Company with the amount received upon exercise of an Option shall not be added back to the applicable limit;

(d)       The aggregate shares of Common Stock exercised pursuant to a Stock Appreciation Right that is settled in Common Stock shall reduce the applicable limit, rather than the number of shares of Common Stock actually issued; and

(e)       Any Award that is settled in cash shall not reduce the applicable limit.

2.3       Substitute Awards. Substitute Awards shall not reduce the shares authorized and available for Awards under the Plan, nor shall shares subject to a Substitute Award be added to the shares available for Awards under the Plan as provided in Section 2.2 above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges or combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, merger or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition, merger or combination to determine the consideration payable to the holders of securities of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized and available for Awards under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 2.2 above); provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition, merger or combination, and shall only be made to individuals who were not Employees or Non-employee Directors prior to such acquisition, merger or combination.

1 Comprised of 426,451 shares that remained available for grant under the 2015 Plan as of December 31, 2020 and 1,473,549 incremental shares.

ARTICLE III

GRANTING OF AWARDS

3.1       Award Agreement. Each Award shall be evidenced by a written Award Agreement. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

3.2       At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary, or as a Director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without Cause and with or without notice, except to the extent expressly provided otherwise in a written employment agreement between the Holder and the Company or any Subsidiary.

3.3       Repricing. Other than pursuant to Section 12.3(a), the Administrator shall not without the approval of the Company’s shareholders:

(a)       lower the exercise price per share of an Option or Stock Appreciation Right (or any Award of a similar nature/character) after it is granted,

(b)       cancel an Option or Stock Appreciation Right (or any Award of a similar nature/character) when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another Award (other than in connection with a Change in Control or Corporate Transaction), or

(c)       take any other action with respect to an Award that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Company’s shares are listed.

ARTICLE IV

GRANTING OF OPTIONS TO EMPLOYEES

CONSULTANTS AND NON-EMPLOYEE DIRECTORS

4.1       Eligibility. Any Employee or consultant selected by the Committee pursuant to Section 4.4(a)(i) shall be eligible to be granted Options. Each Non-employee Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Sections 4.5 and 4.6. An Option shall give the Optionee the right to purchase shares of Common Stock under the terms and conditions set forth in the Award Agreement applicable to the Option.

4.2       Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under the Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

4.3       Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee.

4.4       Granting of Options to Employees and Consultants.

(a)       The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

(i)       Determine which Employees are key Employees and select from among the key Employees or consultants (including Employees or consultants who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;

(ii)       Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or consultants;

(iii)       Subject to Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

(iv)       Determine the terms and conditions of such Options, consistent with the Plan.

(b)       Upon the selection of a key Employee or consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

(c)       Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Optionee, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code, provided that no such modification may result in the imposition on the Optionee of a twenty percent (20%) tax pursuant to Section 409A(a)(1)(B) of the Code.

4.5       Granting of Options to Non-employee Directors. The Board shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan determine (i) which Non-employee Directors, if any, should, in its opinion, be granted Non-Qualified Stock Options, (ii) subject to the Award Limit, determine the number of shares to be subject to such Options, and (iii) the terms and conditions of such Options, consistent with the Plan.

4.6       Options in Lieu of Cash Compensation. Options may be granted under the Plan to Employees and consultants in lieu of cash bonuses which would otherwise be payable to such Employees and consultants and to Non-employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-employee Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

ARTICLE V

TERMS OF OPTIONS

5.1       Option Price. The price per share of the shares subject to each Option granted to Employees and consultants shall be set by the Committee; provided, however, that such price shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law, and shall (except in the case of a Substitute Award), not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted; and provided further that in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Option is granted.

5.2       Option Term. The term of an Option granted to an Employee or consultant shall be set by the Committee in its discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from such date if the Option is an Incentive Stock Option granted to an individual then owning (directly and through application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code) subject to such earlier termination of such Option as required under Section 422 of the Code. Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee may extend the term of any outstanding Option in connection with any Separation From Service or amend any other term or condition of such Option relating to such a Separation From Service. Notwithstanding the foregoing, the Committee may not extend the term of any outstanding Option beyond the earlier of (1) the original expiration date of the Option and (2) the ten-year anniversary of the grant date of the Option.

5.3       Option Vesting.

(a)       The period during which the right to exercise, in whole or in part, an Option granted to an Optionee shall be set by the Committee in its sole and absolute discretion and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Subject to the foregoing, at any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted to an Employee or consultant vests.

(b)       No portion of an Option granted to an Employee or consultant which is unexercisable at Separation From Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or employment agreement or by action of the Committee following the grant of the Option.

(c)       To the extent that the aggregate Fair Market Value of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary corporation (within the meaning of Section 422 of the Code) of the Company) exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 5.3(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such Common Stock is granted.

(d)       Unless otherwise provided in an Award Agreement or employment agreement, in the event of an Optionee’s Separation From Service without Cause or for Good Reason during the twelve (12) month period following a Change in Control, Options shall become fully vested as of the date of the Separation from Service, or because of the Optionee’s death or disability.

ARTICLE VI

EXERCISE OF OPTIONS

6.1       Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares. The Administrator may also require in the terms of the Option that a minimum number of shares be exercised in the event of a partial exercise.

6.2       Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his/her office:

(a)       A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed or acknowledged by the Optionee or other person then entitled to exercise the Option or such portion of the Option;

(b)       Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, (i) placing legends on share certificates or, if shares are uncertificated, noting such legends on the book entry account for the shares, and (ii) issuing stop-transfer notices to agents and registrars;

(c)       In the event that the Option shall be exercised pursuant to Section 12.1 by any person or persons (other than the Optionee), who have been transferred an Option pursuant to Section 12.1, appropriate proof of the right of such person or persons to exercise the Option; and

(d)       Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator, may in its discretion (i) allow payment, in whole or in part, through the delivery of or attestation of ownership of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, in accordance with a cashless exercise program under which, if so instructed by the Optionee, shares of Common Stock may be issued directly to the Optionee’s broker or dealer who in turn will sell the shares and pay the Option price in cash to the Company from the sale proceeds; or (iv) allow payment through any combination of the consideration provided in the foregoing clauses (i), (ii), and (iii).

6.3       Conditions to Issuance of Stock Certificates. The Company shall not be required to issue shares of Common Stock, either in certificated or uncertificated form, purchased upon the exercise of any Option or portion thereof prior to the fulfillment of all of the following conditions:

(a)       The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b)       The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)       The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)       The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

(e)       The receipt by the Company of full payment for such shares, including payment of any applicable tax withholdings, which in the discretion of the Administrator may be in the form of consideration used by the Optionee to pay for such shares under Section 6.2(d).

6.4       Rights as Stockholders. Optionees shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until such shares, in certificated or uncertificated form, have been issued by the Company to such Optionees. For the avoidance of doubt, no Optionee shall have any rights to dividends as a result of the grant of an Option until after the Option is exercised and shares subject to the Option are issued. No Option shall include Dividend Equivalent rights.

6.5       Ownership and Transfer Restrictions. The Administrator, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on any certificates evidencing such shares or, if the Restricted Stock is uncertificated, may be noted on the restricted book entry account for such shares and referred to on any written or electronic notices or statements that may be delivered to the Holders of such shares. The Committee may require the Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (i) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Employee or (ii) one (1) year after the transfer of such shares to such Employee. The Administrator may direct that any certificates evidencing, or any written or electronic notices or statements regarding, shares acquired by exercise of any such Option refer to such requirement to give prompt notice of disposition.

6.6       Additional Limitations on Exercise of Options. Optionees may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE VII

AWARDS OF RESTRICTED STOCK

7.1       Eligibility. Subject to the Award Limit, shares of Restricted Stock may be awarded to any Employee or consultant selected by the Committee pursuant to Section 7.2 or any Non-employee Director who the Board determines should receive such an Award.

7.2       Award of Restricted Stock.

(a)       The Administrator may from time to time, in its absolute discretion:

(i)       Determine which Employees are key Employees and select from among the key Employees, Non-employee Directors or consultants (including Employees, Non-employee Directors or consultants who have previously received other Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii)       Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with the Plan.

(b)       The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock.

(c)       Upon the selection of a key Employee, Non-employee Director or consultant to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

7.3       Rights as Stockholders. Subject to Section 7.4, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 7.6, the Restricted Stockholder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the Holder’s Award Agreement, including the right to vote such shares, to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee and as set forth in the Award Agreement, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.4 or such other restrictions as may be determined by the Committee.

7.4       Restriction. All shares of Restricted Stock issued under the Plan (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock or cash dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such terms, conditions and restrictions as the Administrator shall provide, which restrictions may include, without limitation, forfeiture of such shares and related dividends, if any, in the event of Separation From Service prior to completion of a term of service and restrictions concerning voting rights and transferability, Company performance and individual performance and satisfaction of one or more Performance Goals; provided, however, that, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Restricted Stockholder upon issuance, a Restricted Stockholder’s rights in unvested Restricted Stock shall lapse upon Separation From Service prior to the termination or expiration of all restrictions; provided, however, unless otherwise provided in an Award Agreement or employment agreement, in the event of a Restricted Stockholder’s Separation From Service without Cause or for Good Reason during the twelve (12) month period following a Change in Control, Restricted Stock shall become fully vested as of the date of the Separation from Service or because of the Restricted Stockholder’s death or disability.

7.5       Repurchase of Restricted Stock. If consideration was paid by the Restricted Stockholder upon issuance, the Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Restricted Stockholder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Separation From Service prior to the termination or expiration of all restrictions, at a cash price per share equal to the price paid by the Restricted Stockholder for such Restricted Stock.

7.6       Escrow. Unless otherwise determined by the Administrator, the Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of any certificates representing Restricted Stock or, if such Restricted Stock is uncertificated, shall cause such uncertificated shares of Restricted Stock to be held by the Company’s transfer agent in a restricted book entry account, in each case until all of the restrictions imposed under the Award Agreement with respect to such shares of Restricted Stock terminate, expire or have been removed.

7.7       Legend / Notice. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator, for all shares of Restricted Stock that are still subject to restrictions under Award Agreements, shall cause a legend or legends that make appropriate reference to the conditions imposed thereby to be placed on any certificates representing such shares, or, if such shares are in uncertificated form, shall cause the Company’s transfer agent to note such legend or legends on the restricted book entry account for such shares and to issue such notices or written statements containing information on the conditions imposed under the Award Agreements to the Holders of such shares as may be required by law, the Company’s charter and bylaws or otherwise deemed appropriate by the Company.

7.8       Section 83(b) Election. The Restricted Stockholder shall be responsible for filing an election under Section 83(b) of the Code. If a Restricted Stockholder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Restricted Stockholder would otherwise be taxable under Section 83(a) of the Code, the Restricted Stockholder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

7.9       Restricted Stock in Lieu of Cash Compensation. Restricted Stock may be awarded under the Plan to Employees and consultants in lieu of cash bonuses which would otherwise be payable to such Employees and consultants and to Non-employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-employee Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

ARTICLE VIII

RESTRICTED STOCK UNITS

8.1       Grant of Restricted Stock Units. Restricted Stock Units may be granted to any key Employee or consultant selected by the Committee or any Non-employee Director selected by the Board. Restricted Stock Units shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

8.2       Awards of Restricted Stock Units.

(a)       The Administrator may from time to time, in its absolute discretion:

(i)       Determine which Employees are key Employees and select from among the key Employees, Non-employee Directors or consultants (including Employees, Non-employee Directors or consultants who have previously received other Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock Units; and

(ii)       Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock Units, consistent with the Plan.

8.3       Payment and Limitations on Exercise.

(a)       Payment of Restricted Stock Units shall be made in Common Stock (based on its Fair Market Value as of the date of payment) or in cash as set forth in the Award Agreement. Payment shall be made no later than two and one half (2½) months following the end of the calendar year in which the Award vests, subject to satisfaction of all provisions of Section 6.3 above pertaining to Options. Payment of the Award may be deferred and thereafter shall be distributed to the Holder on a specified date or schedule or other distribution event permitted under Section 409A of the Code, in each case as set forth in the applicable Award Agreement.

(b)       Grantees of Restricted Stock Units may be required to comply with any timing or other restrictions, including a window-period limitation, as may be imposed in the discretion of the Administrator.

8.4       Vesting. Unless otherwise provided in an Award Agreement or employment agreement, in the event of a Holder’s Separation From Service without Cause or for Good Reason during the twelve (12) month period following a Change in Control, Restricted Stock Units shall become fully vested as of the date of the Separation From Service or upon Holder’s death or disability.

8.5       No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Common Stock represented by such Restricted Stock Units, unless and until such stock is transferred to the holder pursuant to the terms of this Plan and the applicable Award Agreement.

8.6       Dividend Equivalents. Subject to Section 9.3, the Administrator, in its sole discretion, may provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award. Dividend Equivalents shall be paid at the same time as the underlying Restricted Stock Units are paid or issued.

ARTICLE IX

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS

9.1       Eligibility. Subject to the Award Limit, one or more Performance Awards, Dividend Equivalents, Awards of Restricted Stock Units and/or Stock Payments may be granted to any Employee who the Committee determines is a key Employee, any consultant who the Committee determines should receive such an Award or any Non-employee Director who the Board determines should receive such an Award.

9.2       Performance Awards. Any key Employee or consultant selected by the Committee or any Non-employee Director selected by the Board may be granted one or more Performance Awards. A Performance Award represents the right to receive a payment subject to satisfaction of any one or more of the Performance Goals determined appropriate by the Administrator on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular key Employee, Non-employee Director or consultant. Performance Goals may be adjusted for any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles.

9.3       Dividend Equivalents. Any key Employee or consultant selected by the Committee or any Non-employee Director selected by the Board may be granted Dividend Equivalents. A Dividend Equivalent represents the right to receive payments in the amount of the dividend on a share of Common Stock. Dividend Equivalents shall be credited as of dividend payment dates, during the period between the date a Restricted Stock Unit, or Performance Award is granted, and the date such Restricted Stock Unit, or Performance Award vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

9.4       Stock Payments. Any key Employee or consultant selected by the Committee or any Non-employee Director selected by the Board may receive Stock Payments in the manner determined from time to time by the Administrator. A Stock Payment represents the right to receive one share of Common Stock. The number of shares shall be determined by the Administrator and may be based upon the Performance Goals determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter.

9.5       Performance Award, Dividend Equivalent, and/or Stock Payment in Lieu of Cash Compensation. Performance Awards, Dividend Equivalents, and/or Stock Payments may be awarded under the Plan to Employees and consultants in lieu of cash bonuses which would otherwise be payable to such Employees and consultants and to Non-employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-employee Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

9.6       Vesting. Any vesting of Performance Awards, Dividend Equivalents and/or Stock Payments shall be set forth in the Award Agreement.

ARTICLE X

STOCK APPRECIATION RIGHTS

10.1       Grant of Stock Appreciation Rights. A Stock Appreciation Right that is not a Substitute Award entitles the Holder to a payment equal to the excess of the Fair Market Value of the number of shares of Common Stock underlying the Stock Appreciation Right as of the date the Award is exercised over such Fair Market Value as of the date the Award is granted. A Stock Appreciation Right may be granted to any key Employee or consultant selected by the Committee or any Non-employee Director selected by the Board. A Stock Appreciation Right may be granted (i) in connection and simultaneously with the grant of an Option or (ii) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

10.2       Coupled Stock Appreciation Rights.

(a)       A CSAR is a Stock Appreciation Right that is related to a particular Option and is exercisable only when and to the extent the related Option is exercisable.

(b)       A CSAR may be granted to the Grantee for no more than the number of shares subject to the simultaneously granted Option to which it is coupled.

(c)       A CSAR shall entitle the Grantee (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefore an amount determined by multiplying the difference obtained by subtracting the exercise price of the CSAR from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.

(d)       To the extent a Holder exercises a right under a CSAR, the number of shares of Common Stock under the related Option shall be reduced by the total amount exercised, not the shares issued. Unless determined in the discretion of the Administrator, no CSAR shall result in the loss of qualification of an Option as an Incentive Stock Option.

10.3       Independent Stock Appreciation Rights.

(a)       An Independent Stock Appreciation Right (ISAR) is a Stock Appreciation Right that is unrelated to any Option. ISARs shall have terms set by the Administrator and shall cover such number of shares of Common Stock as the Administrator may determine; provided, however, that the term of an ISAR shall not be more than ten (10) years from the date the ISAR is granted. An ISAR is exercisable only while the Grantee is an Employee, Non-employee Director or consultant; provided that the Administrator may determine that the ISAR may be exercised subsequent to Separation From Service without Cause or for Good Reason, or upon a Separation From Service without Cause or for Good Reason during the twelve (12) month period following a Change in Control, or because of the Grantee’s retirement, death or disability, or otherwise, and provided further, that unless otherwise provided in the Award Agreement or employment agreement, ISARs shall become fully vested as of the date of a Separation From Service without Cause or for Good Reason during the twelve (12) month period following a Change in Control. Notwithstanding the foregoing, the Administrator may not extend the term of any outstanding ISAR beyond the earlier of (1) the original expiration date of the ISAR and (2) the ten-year anniversary of the grant date of the ISAR.

(b)       An ISAR shall entitle the Grantee (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.

10.4       Payment and Limitations on Exercise.

(a)       Payment of the amount determined under Sections 10.2(c) and 10.3(b) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 6.3 above pertaining to Options.

(b)       Grantees of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Administrator.

10.5       Rights as Stockholders. Grantees of Stock Appreciation Rights shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of a SAR unless and until such shares, in certificated or uncertificated form, have been issued by the Company to such Grantees of Stock Appreciation Rights. For the avoidance of doubt, no Grantees of Stock Appreciation Rights shall have any rights to dividends as a result of the grant of a SAR until after the Option is exercised and shares subject to the SAR are issued (if SARs are stock settled). No SAR shall include Dividend Equivalent rights.

ARTICLE XI

ADMINISTRATION

11.1       Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall consist solely of two or more Non-employee Directors appointed by and holding office at the pleasure of the Board, each of whom is both a “non-employee director” as defined by Rule 16b-3. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

11.2       Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-employee Directors. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Rule 16b-3 or other applicable law (including stock exchange rules), are required to be determined in the sole discretion of the Committee.

11.3       Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation for their services as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

11.4       Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.4 shall serve in such capacity at the pleasure of the Board and the Committee (to the extent the Committee delegated its authority to the delegatee).

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1       Not Transferable. No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed. No Option, Restricted Stock, Restricted Stock Unit, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his/her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

During the lifetime of the Holder, only the Holder may exercise an Option or other Award (or any portion thereof) granted to the Holder under the Plan. After the death of the Holder, any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

12.2       Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 12.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board provided that the Company’s shareholders shall approve any such action to the extent the action would increase the number of shares that may be issued under the Plan (except as provided in Section 12.3(a)), result in repricing pursuant to Section 3.4 or as otherwise required by applicable law or listing exchange rules. No amendment, suspension or termination of the Plan shall, without the consent of the Holder materially impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. The Holder’s rights under an Award will not be deemed to have been materially impaired by any such amendment if the Administrator, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Holder’s rights. For example, the following types of amendments to the terms of an Award do not materially impair the Holder’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Incentive Stock Option be granted under the Plan after the expiration of ten (10) years from the date the Plan is approved by the Company’s stockholders under Section 12.4.

12.3       Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company, Change in Control and Other Corporate Events.

(a)       Subject to Section 12.3(d), in the event that the Administrator determines that any dividend (other than ordinary dividends) or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Corporate Transaction), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, that affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i)       the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit),

(ii)       the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, Performance Awards, Stock Appreciation Rights, Restricted Stock Units, Dividend Equivalents, or Stock Payments, and in the number and kind of shares of outstanding Restricted Stock, and

(iii)       the grant or exercise price with respect to any Award.

(b)       Subject to Sections 12.3(b)(vii) and 12.3(d), in the event of any Change in Control, Corporate Transaction, or any other transaction or event described in Section 12.3(a), the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)       To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii)       To provide that the Award cannot vest, be exercised or become payable after such event;

(iii)       To provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Articles V, VII, VIII or IX or (ii) the provisions of such Award upon reasonable notice or such Award will terminate upon such event;

(iv)       To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or Awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v)       To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(vi)       To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4 after such event; and

(vii)       None of the foregoing discretionary actions taken under this Section 12.3(b) shall be permitted with respect to Options granted under Section 4.5 to Non-employee Directors to the extent that such discretion would be inconsistent with the applicable exemptive conditions of Rule 16b-3. In the event of a Change in Control or a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 12.3(b)(iii) above, each Option granted to a Non-employee Director shall be exercisable as to all shares covered thereby upon such Change in Control or during the five (5) days immediately preceding the consummation of such Corporate Transaction and subject to such consummation, notwithstanding anything to the contrary in Section 5.4 or the vesting schedule of such Options. In the event of a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 12.3(b)(ii) above, no Option granted to a Non-employee Director may be exercised following such Corporate Transaction unless such Option is, in connection with such Corporate Transaction, either assumed by the successor or survivor corporation (or parent or subsidiary thereof) or replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent or subsidiary thereof).

(c)       Subject to Section 12.3(d) and 12.8, the Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement, certificate or book entry account, as it may deem equitable and in the best interests of the Company.

(d)       No adjustment or action described in this Section 12.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would result in the imposition on any Holder of a twenty percent (20%) tax pursuant to Section 409A(a)(1)(B) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Award shall always be rounded to the next whole number.

12.4       Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders and shall be effective on the date of approval. Awards may be granted or awarded prior to such stockholder approval; provided that such Awards shall not be exercisable nor shall such Awards vest prior to the time when the Plan is approved by the stockholders; and provided further, that if such approval is not obtained, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

12.5       Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award, in an amount up to the maximum tax rates applicable in the tax jurisdiction. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Such payment of tax withholding shall be in cash or by check of the Holder or as otherwise permitted by the Administrator as provided in Section 6.3(e).

12.6       Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right (to the extent consistent with the applicable exemptive conditions of Rule 16b-3) to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that (i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (a) a Separation From Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (b) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee (or the Board, as applicable) or the Holder incurs a Separation From Service for Cause.

12.7       Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

12.8       Effect of Plan Upon Options and Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Non-employee Directors or consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights or Awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.9       Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.10       Compliance with Section 409A of the Code. To the extent applicable, this Plan and Awards granted hereunder are intended to either be exempt from or comply with Section 409A of the Code, and they a shall be administered in a manner to so comply and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and Awards hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and Awards hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries. Should any payments made in accordance with the Plan to a “specified employee” (as defined under Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan and are payable in connection with a Participant’s “separation from service” (as defined under Section 409A of the Code), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six months after the Participant’s separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is the fifth business day of the seventh month after the Participant’s date of Separation From Service or the date of the Participant’s death.

12.11       Clawback. In the event that:

(a)       a mandatory restatement of the Company’s financial results occurs and is released to the public at a time when the Company’s securities are traded on any United States securities exchange (a “Restatement”), and

(b)       the Restatement is attributable to misconduct or wrongdoing by a Holder, and

(c)       such Holder has received payment or benefits under this Plan (whether cash or non-cash) within three (3) years preceding the date of the issuance and release of such Restatement, and

(d)       the amount of such payment or benefits under this Plan has been calculated and awarded pursuant to a specific financial formula, and

(e)       such payment or benefits would have been diminished based on the restated financial results had the financial formula pursuant to which the payment or benefits for which the Award has been calculated (the “Formula”) been applied to the restated financial results (the amount of such diminution, is the “Clawback Amount”), then, upon written demand from the Company setting forth the basis for such demand, the Holder shall remit to the Company the Clawback Amount or the Fair Market Value of the Common Stock subject to Clawback less the amount of any taxes paid or payable by Holder in respect of such bonus or share grant. Provided, however, that if and to the extent that (i) the Restatement results in the Company increasing expenses or reducing income, revenues or another component of the Formula during the measurement period during which the applicable bonus or share grant was calculated, but also results in (ii) the Company increasing or shifting such income, revenues or expenses into a different fiscal period, such that the net effect of the Restatement is effectively neutral to the Company over the applicable time periods, then no Clawback Amount shall be due from the Holder. To the extent that, subsequent to the approval of the Plan by the Company’s stockholders, any governmental or regulatory agency issues guidance or requirements that require amendment or modification of this provision to remain or become compliant with those provisions, the Committee, without additional stockholder approval, may so amend this provision.

12.12       Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

12.13       Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.